EXHIBIT 10.8

GIGABEAM CORPORATION
4021 Stirrup Creek Drive, Suite 400
Durham, North Carolina 27703

December 31, 2007

Midsummer Investment, Ltd.
c/o Midsummer Capital, LLC
295 Madison Avenue, 38th Floor
New York, New York 10017
Attn: Scott D. Kaufman

Re:	Termination of Securities Purchase Agreement, dated August 16, 2007; Advances under May 22, 2007 Securities Purchase Agreement

Dear Mr. Kaufman:

This letter confirms our understanding and acknowledgement that the Securities Purchase Agreement, dated August 16, 2007, and the transactions contemplated thereunder, are hereby terminated pursuant to Section 5.1 therein as a result of the closing of said transaction failing to close on or before August 31, 2007 as well as the mutual understanding and agreement of the parties thereto. As such, the obligations of GigaBeam Corporation (the “Company”) under the 14% Secured Debenture issued pursuant to the Securities Purchase Agreement, dated May 22, 2007 (the “Purchase Agreement”), was not paid off pursuant to such agreement and remains outstanding pursuant to the terms thereunder and in full force and effect. Furthermore, the Company agrees that certain cash advances made by Midsummer Investment, Ltd. (“Midsummer”) on or about August 16, 2007 in the amount of $500,000 and on or about November 30, 2007 in the amount of $400,000 shall be evidenced by the issuance by the Company of 14% Promissory Notes (together, the “Notes”) and any such advances after the date hereof shall be evidenced by the issuance by the Company of additional 14% Secured Debentures, which 14% Secured Debentures (the “New Debentures”) shall be governed by the terms and conditions of the Purchase Agreement and the other agreements and understandings of the parties entered into in connection therewith, including but not limited to, the grant of a security interest in all the assets of the Company and its subsidiaries to Midsummer. The Company acknowledges and agrees that the definition of “Obligations” under Section 1(c) the Security Agreement, dated May 22, 2007, by and among the Company and Midsummer shall be deemed to include all obligations of the Company and its subsidiaries under the New Debentures. Midsummer waives any Events of Default that currently exist under the 14% Secured Debentures, any New Debentures that currently exist and any Events of Default that currently exist under the Notes dated August 16, 2007 and November 30, 2007; provided that this waiver shall not apply to any future Events of Default that occur.

GIGABEAM CORPORATION

By:	/s/ S. Jay Lawrence
Name: S. Jay Lawrence
Title: Chief Executive Officer

Acknowledged:

MIDSUMMER INVESTMENT, LTD.

By:	/s/ Scott Kaufman
Name:
Title: